EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Tekmira Pharmaceuticals Corporation

We consent to the use of our reports dated March 12, 2015, with respect to the consolidated balance sheets of Tekmira Pharmaceuticals Corporation as of December 31, 2014 and December 31, 2013, the related consolidated statements of operations and comprehensive income (loss), stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectivenewss of internal control over financial reporting as of December 31, 2014, incorporated herein by reference.

Chartered Accountants

Vancouver, Canada
March 13, 2015